REVISED SCHEDULE A

To the Investment Management Agreement, dated April 27, 2001, by and between USAllianz Advisers, LLC (now Allianz Investment Management LLC) and USAllianz Variable Insurance Products Trust (now Allianz Variable Insurance Products Trust).

Fees payable to the Manager pursuant to Section 4 of the Investment Management Agreement shall be calculated at the following annual rates based on average daily net assets:

Fund	Rate

AZL DFA Five-Year Global Fixed Income Fund	0.60%
AZL DFA International Core Equity Fund	0.95%
AZL DFA U.S. Core Equity Fund	0.80%
AZL DFA U.S. Small Cap Fund	0.85%
AZL Enhanced Bond Index Fund	0.35%
AZL Fidelity Inst. Asset Mgmt. Multi-Strategy Fund	0.70%
AZL Fidelity Inst. Asset Mgmt. Total Bond Fund	0.50%
AZL Gateway Fund	0.80%
AZL Government Money Market Fund	0.35%
AZL International Index Fund	0.35%

Fund	Rate

AZL MetWest Total Return Bond Fund	0.60%
AZL Mid Cap Index Fund	0.25%
AZL Moderate Index Strategy Fund	0.40%
AZL MSCI Emerging Markets Equity Index Fund	0.85%
AZL MSCI Global Equity Index Fund	0.70%
AZL Russell 1000 Growth Index Fund	0.44%
AZL Russell 1000 Value Index Fund	0.44%
AZL S&P 500 Index Fund	0.17%
AZL Small Cap Stock Index Fund	0.26%
AZL T. Rowe Price Capital Appreciation Fund	0.75%

Acknowledged:

Allianz Variable Insurance Products Trust

By: _________________________________
Name:
Title:

Allianz Investment Management LLC

By: ________________________________
Name:
Title:

Updated: 10/1/2020